Exhibit 99.1

PENTAIR, INC.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma financial information relates to the disposition by Pentair, Inc. (the “Company”) of its Tools Group. The disposition was deemed to be effective after the close of business on October 2, 2004. The pro forma adjustments are based upon presently available information, estimates and assumptions described herein and in the notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated statements of income reflect the historical results of operations of the Company for the year ended December 31, 2003 and the six months ended July 3, 2004, with pro forma adjustments as if the disposition had occurred as of the beginning of the respective periods. The unaudited pro forma condensed consolidated balance sheet reflects the historical financial position of the Company, with pro forma adjustments as if the disposition had occurred on July 3, 2004. The pro forma adjustments are described in the accompanying notes and give effect to events that are (a) directly attributable to the disposition, (b) factually supportable, and (c) in the case of certain income adjustments, expected to have a continuing impact.

The unaudited pro forma condensed consolidated financial information is based on the Company’s historical consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s 2003 Annual Report on Form 10-K and the unaudited consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the six month period ended July 3, 2004.

The unaudited pro forma financial information presented is for informational purposes only and does not purport to represent what the Company’s financial position or results of operations as of the dates presented would have been had the disposition in fact occurred on such date or at the beginning of the periods indicated, or to project the Company’s financial position or results of operations for any future date or period.

Pentair, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Income

Year Ended December 31, 2003

(Unaudited)

In thousands, except per-share data	Historical	Pro Forma Adjustments (a)	Pro Forma Results
Net sales	$2,724,365	$(1,081,378)	$1,642,987
Cost of goods sold	2,045,327	(848,570)	1,196,757

Gross profit	679,038	(232,808)	446,230
Selling, general and administrative	375,586	(122,499)	253,087
Research and development	43,898	(20,966)	22,932

Operating income	259,554	(89,343)	170,211
Interest income	654	(268)	386
Interest expense	41,590	(14,809)	26,781

Income from continuing operations before income taxes	218,618	(74,802)	143,816
Provision for income taxes	74,330	(28,664)	45,666

Income from continuing operations	144,288	(46,138)	98,150

Earnings per common share
Basic	$1.47	—	$1.00
Diluted	$1.45	—	$0.99

Weighted average common shares outstanding
Basic	97,876	—	97,876
Diluted	99,621	—	99,621

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Pentair, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Income

Six Months Ended July 3, 2004

(Unaudited)

In thousands, except per-share data	Historical	Pro Forma Adjustments (a)	Pro Forma Results
Net sales	$1,581,014	$(562,128)	$1,018,886
Cost of goods sold	1,155,895	(438,733)	717,162

Gross profit	425,119	(123,395)	301,724
Selling, general and administrative	231,780	(63,868)	167,912
Research and development	23,756	(11,038)	12,718

Operating income	169,583	(48,489)	121,094
Net interest expense	22,407	(7,262)	15,145

Income from continuing operations before income taxes	147,176	(41,227)	105,949
Provision for income taxes	51,504	(15,790)	35,714

Income from continuing operations	95,672	(25,437)	70,235

Earnings per common share
Basic	$0.97	—	$0.71
Diluted	$0.95	—	$0.69

Weighted average common shares outstanding
Basic	98,874	—	98,874
Diluted	101,112	—	101,112

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Pentair, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

July 3, 2004

(Unaudited)

In thousands, except per-share data	Historical	Pro Forma Adjustments (b)	Pro Forma Results
Assets
Current assets
Cash and cash equivalents	$58,247	$775,000	$833,247
Accounts and notes receivable, net	459,710	(169,442)	290,268
Inventories	373,350	(180,130)	193,220
Deferred tax assets	50,126	(19,496)	30,630
Prepaid expenses and other current assets	33,266	(6,179)	27,087

Total current assets	974,699	399,753	1,374,452

Property, plant and equipment, net	345,912	(126,569)	219,343

Other assets
Goodwill	1,405,748	(408,307)	997,441
Intangibles, net	105,453	(9,297)	96,156
Other	99,468	(13,226)	86,242

Total other assets	1,610,669	(430,830)	1,179,839

Total assets	$2,931,280	$(157,646)	$2,773,634

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$1,587	$(1,587)	$—
Current maturities of long-term debt	5,333	(58)	5,275
Accounts payable	253,447	(122,595)	130,852
Employee compensation and benefits	89,077	(17,597)	71,480
Accrued product claims and warranties	41,278	(14,265)	27,013
Income taxes	27,781	24,723	52,504
Other current liabilities	124,243	(2,692)	121,551

Total current liabilities	542,746	(134,071)	408,675

Long-term debt	747,319	(4,626)	742,693
Pension and other retirement compensation	102,351	3,133	105,484
Post-retirement medical and other benefits	41,970	38	42,008
Deferred tax liabilities	78,893	(18,692)	60,201
Other noncurrent liabilities	73,233	(3,428)	69,805

Total liabilities	1,586,512	(157,646)	1,428,866

Commitments and contingencies

Shareholders’ equity	1,344,768	—	1,344,768

Total liabilities and shareholders’ equity	$2,931,280	$(157,646)	$2,773,634

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Pentair, Inc. and Subsidiaries

Notes to Pro Forma Condensed Consolidated

Financial Statements

(a)	The unaudited pro forma condensed consolidated statements of income presented herein reflect the results for Pentair, Inc. as historically reported, adjusted for the Company’s disposition of its Tools Group to The Black & Decker Corporation. The unaudited pro forma condensed consolidated statements of income have been adjusted to remove from continuing operations, for the respective periods, the historical results for the Tools Group operations.

Effective following the close of business on July 31, 2004, the Company completed its acquisition of WICOR. The Company funded the payment of the purchase price and related fees and expenses of the WICOR acquisition through an $850 million committed line of credit (the “Bridge Facility”) and through additional borrowings available under the Company’s existing Credit Facility. Proceeds from the Tools Group disposition were used to repay the Bridge Facility. The Company repaid the balance of the Bridge Facility through borrowings under its Credit Facility on October 2, 2004.

The accompanying unaudited pro forma condensed consolidated statements of income do not reflect any impacts for the expected use of proceeds from the disposition or any purchase price adjustment from the change in net working capital. The Company elected to dispose of its Tools Group in conjunction with its intended acquisition of WICOR in order to transform its operations by concentrating more resources on its water and enclosure businesses and to fund, in part, the purchase price of the WICOR business. As a result of the coupling of the strategic purpose and timing of these two transactions, the Company does not consider the pro forma financial information set forth herein or the assumed use of proceeds disclosed below to be relevant to realistic consideration of the Company’s financial condition or results of operations as a result of this transaction.

The following is the Company’s estimate of the reduction in interest expense as a result of the redemption of debt. The Company will assume the Tools Group disposition was completed on January 1, 2003, and the net proceeds were used as follows:

•	Redemption of $250 million of Senior Notes 7.85%

•	Redemption of $185 million of Private Placement fixed rate notes 6.78%

•	Repayment of $330 million of revolving credit facilities 2.62%

•	Repayment of $10 million of other debt 3.09%

Using these assumptions, and excluding the one-time costs associated with the redemption of outstanding debt, the Company estimates that interest expense would have been reduced by $41.6 million, net of tax of $14.1 million, for the year ended December 31, 2003, and $22.4 million, net of tax of $7.8 million, for the six months ended July 3, 2004. The pro forma diluted earnings per share for the year ended December 31, 2003 would have been $1.40 per share and the pro forma diluted earnings per share for the six months ended July 3, 2004 would have been $0.92 per share.

(b)	The unaudited pro forma condensed consolidated balance sheet presented herein reflects the results for Pentair, Inc. as historically reported, adjusted for the Company’s disposition of its Tools Group to The Black & Decker Corporation. The unaudited pro forma adjustments reflect the Company’s estimation that there will not be a material gain or loss from the disposition of the Tools Group. The unaudited pro forma adjustments as of July 3, 2004 reflect the assumed proceeds of the sale of approximately $775 million. However, the unaudited pro forma adjustments do not reflect any purchase price adjustment for the change in net working capital. The Company notes that it retained certain insurance accruals, employee compensation and benefit liabilities, environmental liabilities, long-term debt, pension obligations and post-retirement obligations of the Tools Group.